Exhibit 4.222

EXECUTION VERSION

BANK OF AMERICA CORPORATION

PARTNERSHIP PREFERRED SECURITIES GUARANTEE AGREEMENT

Merrill Lynch Preferred Funding V, L.P.

Dated as of September 30, 2013

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

SECTION 1.1.	Definitions	2

ARTICLE II
GUARANTEE

SECTION 2.1.	Guarantee	3
SECTION 2.2.	Waiver of Notice and Demand	3
SECTION 2.3.	Obligations Not Affected	3
SECTION 2.4.	Rights of Holders	4
SECTION 2.5.	Guarantee of Payment	5
SECTION 2.6.	Subrogation	5
SECTION 2.7.	Independent Obligations	5

ARTICLE III
LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 3.1.	Limitation of Transactions	5
SECTION 3.2.	Ranking	6

ARTICLE IV
TERMINATION

SECTION 4.1.	Termination	6

ARTICLE V
MISCELLANEOUS

SECTION 5.1.	Successors and Assigns	6
SECTION 5.2.	Amendments	6
SECTION 5.3.	Consolidations and Mergers	7
SECTION 5.4.	Notices	7
SECTION 5.5.	Benefit	7
SECTION 5.6.	Governing Law	7
SECTION 5.7.	Effectiveness	8
SECTION 5.8.	Notice to the Trust Preferred Guarantee Trustee	8

PARTNERSHIP PREFERRED SECURITIES GUARANTEE AGREEMENT

THIS PARTNERSHIP PREFERRED SECURITIES GUARANTEE AGREEMENT (the “Partnership Guarantee”), dated as of September 30, 2013, is executed and delivered by BANK OF AMERICA CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “New Guarantor”), for the benefit of the holders from time to time of the Partnership Preferred Securities (as defined below).

WHEREAS, Merrill Lynch Preferred Funding V, L.P., a Delaware limited partnership (the “Issuer”), has issued a single series of limited partner interests in the Issuer (the “Partnership Preferred Securities”) pursuant to an Amended and Restated Agreement of Limited Partnership of the Issuer (the “Partnership Agreement”), dated as of November 3, 1998, among Merrill Lynch & Co., Inc., a Delaware corporation (“ML&Co.”), as the general partner; Merrill Lynch Group, Inc., a Delaware corporation, as the initial limited partner; and such other persons who become limited partners as provided therein;

WHEREAS, pursuant to the Partnership Agreement, the proceeds received by the Issuer from the issuance and sale of the Partnership Preferred Securities were invested by the Issuer in the Affiliate Investment Instruments and Eligible Debt Securities (each as defined in the Partnership Agreement);

WHEREAS, pursuant to the Partnership Preferred Securities Guarantee Agreement, dated November 3, 1998, executed and delivered by ML&Co. for the benefit of the holders from time to time of the Partnership Preferred Securities (the “November 1998 Partnership Guarantee”), ML&Co. irrevocably and unconditionally guaranteed to pay to the Holders (as defined in the November 1998 Partnership Guarantee) the Guarantee Payments (as defined in the November 1998 Partnership Guarantee).

WHEREAS, the New Guarantor intends to merge ML&Co. into the New Guarantor pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), with the New Guarantor continuing as the surviving corporation of such merger (the “Merger”), effective at the date and time the Certificate of Ownership and Merger with respect to the Merger (the “Certificate of Ownership and Merger”) is filed by the New Guarantor with the Secretary of State of the State of Delaware, or at such later date as is set forth in the Certificate of Ownership and Merger (such effective date and time, the “Merger Effective Time”);

WHEREAS, at the Merger Effective Time the separate corporate existence of ML&Co. shall cease, and, from and after the Merger Effective Time, the New Guarantor shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of ML&Co., all as provided under the DGCL;

WHEREAS, Section 5.3 of the November 1998 Partnership Guarantee provides, in part, that ML&Co. may merge into any other corporation provided that (i) the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such successor corporation shall expressly assume the due and punctual payment of the Guarantee Payments payable pursuant to Section 2.1 of the November 1998 Partnership Guarantee and the due and punctual performance and observance of all of the covenants and conditions of the November 1998 Partnership Guarantee to be performed by ML&Co. by a separate guarantee satisfactory to the Trust Preferred Guarantee Trustee, executed and delivered to the Trust Preferred Guarantee Trustee by such corporation, and (ii) the successor corporation shall not, immediately after such merger, be in default in the performance of any such covenant or condition;

WHEREAS, the New Guarantor represents and warrants that it is a corporation organized and existing under the laws of the State of Delaware and will be the surviving corporation in the Merger;

WHEREAS, in connection with the Merger, the New Guarantor desires to execute this new Partnership Guarantee in compliance and accordance with Section 5.3 of the November 1998 Partnership Guarantee to evidence the express assumption by the New Guarantor, effective as of the Merger Effective Time, of the due and punctual payment of the Guarantee Payments payable pursuant to Section 2.1 of the November 1998 Partnership Guarantee and the due and punctual performance and observance of all of the covenants and conditions of the November 1998 Partnership Guarantee to be performed by ML&Co.;

WHEREAS, the execution of this Partnership Guarantee has been duly authorized by all necessary corporate action on the part of the New Guarantor, and all conditions precedent and acts and things necessary to make this Partnership Guarantee a valid and legally binding instrument in accordance with its terms have been complied with, done and performed.

NOW THEREFORE, in consideration of the premises, the New Guarantor executes and delivers this Partnership Guarantee for the benefit of the Holders.

ARTICLE I

DEFINITIONS

SECTION 1.1.	Definitions

As used in this Partnership Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

“Affiliate” has the same meaning as given to that term in Rule 405 under the Securities Act of 1933, as amended, or any successor rule thereunder.

“Finance Subsidiary” means any wholly-owned subsidiary of the New Guarantor the principal purpose of which is to raise capital for the New Guarantor by issuing securities that are guaranteed by the New Guarantor and the proceeds of which are loaned to or invested in the New Guarantor or one or more of its affiliates.

“Guarantee Payments” shall mean the following payments or distributions, without duplication, with respect to the Partnership Preferred Securities, to the extent not paid or made by the Issuer: (i) any accumulated and unpaid distributions that have theretofore been declared on the Partnership Preferred Securities out of funds legally available therefor at such time, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the “Redemption Price”), payable out of funds legally available therefor at such time, with respect to any Partnership Preferred Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary termination or liquidation of the Issuer, the lesser of (a) the aggregate of the liquidation preference and all accumulated and unpaid distributions on the Partnership Preferred Securities to the date of payment out of funds legally available therefor and (b) the amount of assets of the Issuer after satisfaction of all liabilities remaining available for distribution to Holders in liquidation of the Issuer (in either case, the “Liquidation Distribution”).

“Holder” shall mean any holder, as registered on the books and records of the Issuer, of any Partnership Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Partnership Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not apply to Partnership Preferred Securities owned beneficially by the New Guarantor or any Affiliate of the New Guarantor.

“Investment Guarantee” means the Affiliate Debenture Guarantee Agreement as of the date hereof, by the New Guarantor and the Investment Guarantee Trustee (as defined therein), for the benefit of the holders of the 7.28% Debenture Due September 30, 2018 (the “Affiliate Debenture”), as amended or supplemented from time to time.

“Senior Indebtedness” means any payment in respect of indebtedness of the New Guarantor for money borrowed, except for any such indebtedness that is by its terms subordinated to or pari passu with the debt instrument of the New Guarantor held by the Partnership (the “Company Debenture”), as the case may be.

“Trust Common Securities Guarantee” means the Trust Common Securities Guarantee Agreement as of the date hereof, by the New Guarantor for the benefit of the holders of the 7.28% Trust Originated Common Securities (the “Trust Common Securities”), as amended or supplemented from time to time.

“Trust Preferred Guarantee Trustee” means The Bank of New York Mellon (formerly known as The Bank of New York, successor to JPMorgan Chase Bank, N.A., successor to The Chase Manhattan Bank), until a Successor Trust Preferred Guarantee Trustee (as defined in the Trust Preferred Securities Guarantee) has been appointed and has accepted such appointment pursuant to the terms of the Trust Preferred Securities Guarantee and thereafter means each such Successor Trust Preferred Guarantee Trustee.

“Trust Preferred Securities Guarantee” means the Trust Preferred Securities Guarantee Agreement as of the date hereof, entered into by the New Guarantor and the Trust Preferred Guarantee Trustee, for the benefit of the holders of the 7.28% Trust Originated Preferred Securities (the “Trust Preferred Securities”), as amended or supplemented from time to time.

ARTICLE II

GUARANTEE

SECTION 2.1.	Guarantee

The New Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, as and when due (without duplication of amounts theretofore paid by the Issuer), regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The New Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the New Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 2.2.	Waiver of Notice and Demand

The New Guarantor hereby waives notice of acceptance of this Partnership Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 2.3.	Obligations Not Affected

The obligations, covenants, agreements and duties of the New Guarantor under this Partnership Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Partnership Preferred Securities to be performed or observed by the Issuer;

(b) the extension of time for the payment by the Issuer of all or any portion of the distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Partnership Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Partnership Preferred Securities;

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Partnership Preferred Securities;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(e) any invalidity of, or defect or deficiency in, the Partnership Preferred Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of the New Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the New Guarantor with respect to the happening of any of the foregoing.

SECTION 2.4.	Rights of Holders

The New Guarantor expressly acknowledges that (i) this Partnership Guarantee will be deposited with the General Partner to be held for the benefit of the Holders; (ii) in the event of the appointment of a Special Representative to, among other things, enforce this Partnership Guarantee, the Special Representative may take possession of this Partnership Guarantee for such purpose; (iii) if no Special Representative has been appointed, the General Partner has the right to enforce this Partnership Guarantee on behalf of the Holders; (iv) the Holders of not less than a majority in aggregate liquidation preference of the Partnership Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Partnership Guarantee including the giving of directions to the General Partner or the Special Representative, as the case may be; and (v) if the General Partner or Special Representative fails to enforce this Partnership Guarantee after a Holder has made a written request and as above provided, any Holder may institute a legal proceeding directly against the New Guarantor to enforce its rights under this Partnership Guarantee, without first instituting a legal proceeding against the Issuer or any other person or entity. Notwithstanding the foregoing, if the New Guarantor has failed to make a guarantee payment, a Holder may directly institute a proceeding against the New Guarantor to enforce such payment under this Partnership Guarantee.

SECTION 2.5.	Guarantee of Payment

This Partnership Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer.

SECTION 2.6.	Subrogation

The New Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the New Guarantor under this Partnership Guarantee provided, however, that the New Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Partnership Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Partnership Guarantee. If any amount shall be paid to the New Guarantor in violation of the preceding sentence, the New Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 2.7.	Independent Obligations

The New Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Partnership Preferred Securities and that the New Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Partnership Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.3 hereof.

ARTICLE III

LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 3.1.	Limitation of Transactions

So long as any Partnership Preferred Securities remain outstanding, if (a) for any distribution period, full distributions on a cumulative basis on any Partnership Preferred Securities have not been paid or declared and set apart for payment, (b) there shall have occurred an Event of Default under the Partnership Agreement or (c) the New Guarantor shall be in default with respect to its payment obligations under this Partnership Guarantee, the Trust Preferred Securities Guarantee, the Trust Common Securities Guarantee or any Investment Guarantee then, during such period (i) the New Guarantor shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or comparable equity interest (except for (x) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its capital stock and conversions or exchanges of common stock of one class into common stock of another class and (y) purchases or acquisitions by the New Guarantor or its affiliates in connection with transactions effected by or for the account of customers of the New Guarantor or any of its subsidiaries or in connection with the distribution or trading of such capital stock or comparable equity interest) and (ii) the New Guarantor shall not make, or permit any Finance Subsidiary to make, any payments that would enable any Finance Subsidiary to make, any payment of any dividends on, any distribution with respect to, or any redemption, purchase or other acquisition of, or any liquidation payment with respect to, any preferred security or comparable equity interest of any Finance Subsidiary.

SECTION 3.2.	Ranking

(a) This Partnership Guarantee will constitute an unsecured obligation of the New Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the New Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued from time to time by the New Guarantor and with any other guarantee now or hereafter entered into by the New Guarantor in respect of any preferred or preference stock of any Finance Subsidiary, and (iii) senior to the New Guarantor’s common stock. Any similar guarantee given hereafter by the New Guarantor with respect to Partnership Preferred Securities that is silent as to seniority will rank pari passu with this Partnership Guarantee.

(b) The holders of obligations of the New Guarantor that are senior to the obligations under the Partnership Guarantee (including, but not limited to, obligations constituting Senior Indebtedness) will be entitled to the same rights upon payment default or dissolution, liquidation and reorganization in respect of the Partnership Guarantee that inure to the holders of “Senior Indebtedness” under Article Eleven of the Indenture dated as of December 17, 1996 originally entered into between ML&Co. and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee, as supplemented by the Supplemental Indenture dated as of May 16, 2006 and the Second Supplemental Indenture dated as of the date hereof (as amended and supplemented, the “Indenture”) as against holders of the Company Debenture, and the holders of the Partnership Preferred Securities will be subject to all the terms and conditions of such Article Eleven with respect to any claims or rights hereunder with the same effect as though fully set forth herein.

ARTICLE IV

TERMINATION

SECTION 4.1.	Termination

This Partnership Guarantee shall terminate and be of no further force and effect, as to the Partnership Preferred Securities, upon full payment of the Redemption Price of all Partnership Preferred Securities, and will terminate completely upon full payment of the amounts payable in accordance with the Partnership Agreement upon liquidation of the Issuer. This Partnership Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must, in accordance with Delaware Revised Uniform Limited Partnership Act, restore payment of any sums paid under any Partnership Preferred Securities or this Partnership Guarantee.

ARTICLE V

MISCELLANEOUS

SECTION 5.1.	Successors and Assigns

All guarantees and agreements contained in this Partnership Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the New Guarantor and shall inure to the benefit of the Holders of the Partnership Preferred Securities then outstanding.

SECTION 5.2.	Amendments

Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Partnership Guarantee may only be amended with the prior approval of the Holders of not less than a majority in aggregate liquidation preference of all the outstanding Partnership Preferred Securities.

SECTION 5.3.	Consolidations and Mergers

The New Guarantor may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other corporation; provided, that in any such case, (i) either the New Guarantor shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such successor corporation shall expressly assume the due and punctual payment of the Guarantee Payments payable pursuant to Section 2.1 hereof and the due and punctual performance and observance of all of the covenants and conditions of this Partnership Guarantee to be performed by the New Guarantor by a separate guarantee satisfactory to the Trust Preferred Guarantee Trustee, executed and delivered to the Trust Preferred Guarantee Trustee by such corporation, and (ii) the New Guarantor or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any such covenant or condition.

SECTION 5.4.	Notices

Any notice, request or other communication required or permitted to be given hereunder to the New Guarantor shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), addressed to the New Guarantor, as follows (and if so given, shall be deemed given when mailed):

Bank of America Corporation

Bank of America Corporate Center, NC1-007-06-10

100 North Tryon Street

Charlotte, North Carolina 28255-0001

Attention: Treasurer

With a copy to:

Bank of America Corporation

101 South Tryon Street, NC1-002-29-01

Charlotte, North Carolina 28255

Attention: General Counsel, Legal Department

Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by the New Guarantor in the same manner as notices sent by the Issuer to the Holders.

SECTION 5.5.	Benefit

This Partnership Guarantee is solely for the benefit of the Holders and is not separately transferable from the Partnership Preferred Securities.

SECTION 5.6.	Governing Law

THIS PARTNERSHIP GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.7.	Effectiveness

This Partnership Guarantee shall become effective at the Merger Effective Time, except for the recitals contained herein and Section 5.8 hereof, which shall become effective as of the date of execution and delivery hereof.

SECTION 5.8.	Notice to the Trust Preferred Guarantee Trustee

The New Guarantor shall give the Trust Preferred Guarantee Trustee prompt notice of the Merger Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Partnership Guarantee to be signed in his or her capacity as a duly authorized officer of the New Guarantor as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:	/s/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President

[SIGNATURE PAGE – PARTNERSHIP PREFERRED SECURITIES GUARANTEE AGREEMENT]